Exhibit 99.1

For Immediate Release Liberated Syndication Inc. (LSYN) August 13, 2020

Liberated Syndication Reports 2020 Second Quarter Financial Results

Company to Host Conference Call at 11:00 a.m. ET on Friday, August 14, 2020

Pittsburgh, PA - - - Liberated Syndication Inc. (OTCQB:LSYN) (“Libsyn” or “the Company”), the industry’s leading podcast hosting platform, today announced its financial results for the quarter ended June 30, 2020.

Quarterly Financial and Corporate Highlights
(All financial comparisons to the prior year period unless otherwise noted)
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Total revenues increased 11.4% to $6.3 million, driven by growth in podcast hosting revenue, premium subscriptions, and web-hosting services through the Company’s wholly owned subsidiary, Pair Networks, Inc. (“Pair Networks”)
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Operating income increased 121.7% to $1.9 million
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Net income of $275,364, or $0.01 per basic and diluted share, which included a $1.6 million income tax expense due to a change in the deferred tax assets, expected federal balance due for the three-month period ended June 30, 2020, and an uncertain tax position reserve.
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Cash of $19.4 million as of June 30, 2020, compared to $16.6 million as of December 31, 2019 and $17.9 million at March 31, 2020
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Company subsequently announced conclusion of its strategic review process, noting that pursuing organic growth opportunities creates the most advantageous path to enhancing shareholder value

Operating Highlights
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Number of podcasts on Libsyn’s platform grew to 74,000 during the second quarter of 2020
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Commissioned Edison Research study in May 2020 to identify opportunities in podcasting across Spanish-language listeners
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Apple iOS remained the most listened to aggregator, representing 68.2% of all Libsyn hosted podcasts
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Subsequent to the end of the quarter, Libsyn enabled podcast distribution to India's largest music streaming service, Gaana

Management Commentary
Laurie Sims, President and Chief Operating Officer, noted, “We were very pleased to report double-digit revenue growth and solid operating profitability in the second quarter of 2020, which is a testament to the brand recognition of our platform and growth throughout the podcasting market. The Company successfully implemented procedures during the COVID-19 pandemic, maintaining the reliable service offerings and support our customers expect. Even with the overall decrease in audio consumption across the industry during the second quarter due to COVID-19, podcast downloads on the Libsyn platform continue to grow. There was also more content creation during the second quarter, with new signups and episode creation increasing.”

Outlook for the Second Half of 2020
Ms. Sims added, “Following the conclusion of our strategic review process, we identified distinct areas where Libsyn can work to take advantage of the significant growth in the podcasting market. We expect to begin rolling out Libsyn 5 in the next several months, which will offer greatly improved user interface, workflow and design changes. The modern design will enable a more streamlined way to opt-in to additional services from the user’s perspective. We have listened to customer feedback and continue to enhance Libsyn 5 to create the best user experience for those just getting started and for podcasters who require more advance capabilities.”

Ms. Sims continued, “The Company is continuing to evaluate growth opportunities both domestically in the U.S. and internationally. We are continuing to embrace our role as a leader in the podcasting market to expand both podcasts and listeners across the globe. We are delighted to be one of the sponsors of the Latino Podcast Listener Report released by Edison Research, as part of our launch of Latinx initiatives. In addition, subsequent to the end of the quarter, we announced a new partnership to distribute Libsyn hosted podcasts on Gaana, India's largest music streaming service. Our goal remains to empower more voices outside of traditional media and to support the evolution of podcasting over time.”

2020 Second Quarter Financial Review

Revenues
Revenues increased 11.4% to $6.3 million during the quarter ended June 30, 2020, compared to $5.7 million for the same period in 2019. The increase for 2020 reflects an increase in Libsyn4 hosting revenue and Premium Subscriptions, offset partially from lower advertising revenue as advertisers have decreased spending on advertising campaigns during the quarter.

Libsyn contributed $4.0 million of revenue during the three months ended June 30, 2020, compared to $3.6 million in the prior year period. Pair Networks contributed $2.4 million of revenue during the three months ended June 30, 2020, compared to $2.1 million in the prior year period.

Operating Income
The Company reported operating income of $1.9 million, compared to $0.9 million in the prior year period. The increase was largely driven by higher revenues and lower cost of revenue and general and administrative (“G&A”) costs. As a percentage of revenue, G&A costs declined to 26.6% in the second quarter of 2020 from 33.4% in the prior year period. The decrease was driven primarily due to a decrease in wage expense, and a decrease in professional fees.

Income Tax Expense
Income tax expense for the three months ended June 30, 2020 was $1.6 million, which represents a change in the deferred tax assets and the expected federal balance due for the three-month period ended June 30, 2020. This also reflects the uncertain tax position that the Company has recorded. Income tax expense for the three months ended June 30, 2019 was $183,932.

Net Income
The Company’s net income was $275,364, or $0.01 per basic and diluted share, for the three months ended June 30, 2020, compared to $664,047, or $0.02 per basic and diluted share, for the three months ended June 30, 2019.

Liquidity and Capital Resources
Cash on hand was $19.4 million at June 30, 2020, compared to $16.6 million at December 31, 2019. Cash provided by operations for the six months ended June 30, 2020, was $3.8 million, compared to $4.3 million of cash provided by operations for the six months ended June 30, 2019. The cash contribution for the six months ended June 30, 2020 from Libsyn totaled $3.1 million, and Pair Networks added $659,182. This decrease is driven from the decrease in management bonus accrual from the second quarter in 2019.

Conference Call Details
Libsyn will discuss these results in a conference call on Friday, August 14, 2020 at 11:00 a.m. ET.

Participant Dial-In Numbers:
(United States):	844-602-0380
(International):	862-298-0970

To access the call, please dial-in approximately five minutes before the start time. An updated investor presentation deck will be available for download shortly after the call on the investor relations website at investor.libsyn.com under the Investor Resources section.

Submit Questions for the Call
Questions for consideration for the call can be emailed to investor@libsyn.com prior to 9:00 a.m. ET on Friday, August 14, 2020.

Conference Call Replay
A replay of the conference call will be accessible two hours after the call and available for three weeks at the Investor Resources section of the investor site: https://investor.libsyn.com.

About Liberated Syndication
Liberated Syndication Inc. (“Libsyn”) is a world leading podcast hosting network and has been providing publishers with distribution and monetization services since 2004. In 2019, Libsyn delivered over 6.2 billion downloads. Libsyn hosts over 5.8 million media files from more than 74,000 podcasts. Podcast producers choose Libsyn to measure their audience via IAB V2 certified stats, deliver popular audio and video episodes, distribute their content through smartphone apps (iOS and Android), and monetize via premium subscription services and advertising. The Company also owns Pair Networks, founded in 1996, one of the oldest and most experienced Internet hosting companies, providing a full range of fast, powerful and reliable Web hosting services.

Libsyn is a Pittsburgh-based company with a world class team.

Visit Libsyn on the web at www.libsyn.com and visit Pair Networks at www.pair.com. Investors can visit the Company at the “Investor Relations” section of Libsyn’s website at https://investor.libsyn.com.

Forward-Looking Statement
“Forward-looking Statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in some of the information or materials discussed in this press release. These statements relate to future events or our future financial performance.

These statements are only predictions and may differ materially from actual future results or events. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise, except as required by law. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to, risks related to the outbreak of the coronavirus (“COVID-19”) and the global spread of COVID-19 during 2020, risks associated with our change in business strategy towards more heavy reliance upon on our new talent segment and wholesale channels, risks related to our recent management and Board of Directors changes, actions of regulators concerning our business operations or trading markets for our securities, the extent to which we are able to develop new services and markets for our services, our significant reliance on third parties to distribute our content, the level of demand and market acceptance of our services and the "Risk Factors" set forth in our most recent Securities and Exchange Commission filings.

Contact:
At the Company:
Laurie Sims, President and Chief Operating Officer
Liberated Syndication
investor@libsyn.com

Adam Prior, SVP
The Equity Group Inc.
(212) 836-9606
aprior@equityny.com

LIBERATED SYNDICATION INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Revenue	$6,349,742	$5,700,635	$12,602,493	$11,983,614

Costs and operating expenses

Cost of revenue (excluding depreciation and amortization)	622,301	860,848	1,429,537	1,700,488
General and administrative	1,687,822	1,905,567	3,637,863	3,734,106
Technology	577,782	457,151	1,158,852	911,789
Selling	299,010	214,542	529,822	409,336
Customer support	725,948	648,565	1,477,115	1,308,433
Depreciation and amortization	510,326	745,093	1,024,330	1,487,190
Total costs and operating expenses	4,423,189	4,831,766	9,257,519	9,551,342
Operating income	1,926,553	868,869	3,344,974	2,432,272

Other income (expense)
Interest expense	(34,162)	(82,880)	(96,504)	(169,722)
Interest income	8,951	59,738	67,385	111,689
Other income benefit (expense)	1,215	2,252	11,349	1,373
Total other income (expense)	(23,996)	(20,890)	(17,770)	(56,660)
Income from operations before income taxes	1,902,557	847,979	3,327,204	2,375,612

Income tax expense	1,627,193	183,932	1,931,729	510,942
Net Income	$275,364	$664,047	$1,395,475	$1,864,670

BASIC AND DILUTED INCOME PER COMMON SHARE	$0.01	$0.02	$0.05	$0.06
BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	29,290,724	29,336,260	29,281,349	29,528,051

LIBERATED SYNDICATION INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2020	December 31, 2019
CURRENT ASSETS:	(Unaudited)
Cash	$19,432,706	$16,621,272
Accounts receivable, net	429,545	549,044
Prepaid expenses	1,102,982	614,417
Total current assets	20,965,233	17,784,733

Property and equipment, net	1,252,895	1,536,930
Goodwill	16,388,171	16,388,171
Definite life - intangible assets, net	5,353,714	5,929,371
Prepaid expense	414,302	363,091
Operating lease right-of-use assets	533,598	751,731
Deferred tax assets	2,052,691	1,847,979
Total assets	$ 46,960,604	$44,602,006

CURRENT LIABILITIES:
Accounts payable	$701,262	$760,163
Accrued expenses	589,743	1,087,271
Income tax payable	4,184,359	2,047,917
Deferred revenue	2,680,666	2,511,682
Current portion of capital lease obligation	-	831
Current portion of loans payable, net	2,646,594	2,643,824
Current portion of operating lease liabilities	386,349	408,828
Total current liabilities	11,188,973	9,460,516

LONG-TERM LIABILITIES:
Loans payable, net of current portion	1,313,876	2,104,611
Deferred revenue, net of current portion	681,663	601,234
Operating lease liabilities, net of current portion	147,249	342,903
Line of credit	2,000,000	2,000,000
Total long-term liabilities	4,142,788	5,048,748
Total liabilities	15,331,761	14,509,264

COMMITMENTS & CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY
Common stock	29,310	29,272
Additional paid-in capital	35,383,759	35,243,171
Accumulated deficit	(3,784,226)	(5,179,701)
Total stockholders' equity	31,628,843	30,092,742
Total liabilities and stockholders' equity	$46,960,604	$44,602,006